Exhibit 99.1

Altitude International Announces Multiple New Orders for Altitude Water

PR Newswire

PORT ST. LUCIE, Fla., Sept. 10, 2021

PORT ST. LUCIE, Fla., Sept. 10, 2021 /PRNewswire/ — Altitude Water, a wholly owned subsidiary of Altitude International Holdings, Inc. (OTCQB: “ALTD”) has further accelerated its exponential growth with more new orders and deposits coming in from across the globe. The most notable new purchase has originated from the US Department of Defense, through ALTD’s strategic partner, Russkap Holdings, with the order of a large number of Military Tiffany units for shipment to US military bases in Hawaii and Guam.

Altitude Water’s patented Atmospheric Water Generators, featuring EPA recommended ozone purification, are also being requested by various government entities to help solve water shortages and contaminated water crises that continue to plague many parts of the world. Several new impactful orders are expected to be finalized in the coming days.

ALTD CEO Greg Breunich stated, “Clean drinking water has quickly become one of our planets most precious resources, and Altitude Water is quickly becoming the go-to name for air to pure water generation. I cannot thank our good friends at Russkap enough, as they continue to land contracts with businesses and organizations that provide virtually unlimited sales opportunities for our systems moving forward.”

Breunich added, “We’re also sending our team to Camp Lejeune next week to deliver a new unit with a recirculation/purification feature the military requested to purify water in auxiliary tanks on their existing machines. This feature increases the function and value of our Maxim unit to not only create water, but purify an external tank using our patented ozone purification system. We believe this feature will open up a vast new revenue stream for our patented technology as we have several exciting new purifications deals readying for delivery.”

SAFE HARBOR STATEMENT

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. There can be no assurance such statements will prove to be accurate and the actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether resulting from new information, future events or otherwise.

Media contact:

Justin Baronoff

561-750-9800

justin@transmediagroup.com